Exhibit 10.10

Non-Employee Director Compensation Summary Sheet

Annual Retainer	$39,655

Type of Meeting	Amount Paid per Meeting
Board Meeting	$3,965
Special Meeting	$3,965
Telephonic Board Meeting	$1,130
Compensation & Nominating Committee Meeting	$1,700
Audit Committee Meeting	$3,400
Executive Committee Meeting	$3,965
Additional Fee for Chairperson (except Audit)	$1,700
Additional Fee for Audit Committee Chairperson	$2,265